Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LSB Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-65438) of LSB Corporation of our report dated March 21, 2006, with respect to the consolidated balance sheets of LSB Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report is incorporated by reference into the December 31, 2005 annual report on Form 10-K of LSB Corporation.

/s/ KPMG LLP
KPMG LLP

Boston, Massachusetts
March 27, 2006